Exhibit 99.2

Seattle Genetics Announces Proceeds of Common Stock Offering

Bothell, WA — March 30, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that the net proceeds to the company from its offering of 7,300,000 shares of common stock will be approximately $37.2 million. Banc of America Securities LLC and CIBC World Markets Corp. are acting as joint book-running managers for the offering. The company expects the closing of the offering to occur on or about April 3, 2006. Seattle Genetics intends to use the net proceeds from this offering to fund clinical and preclinical development of its existing product candidates, manufacturing of clinical-grade materials and for other research and development initiatives. All of the shares in the offering are being sold by Seattle Genetics.

In addition, as previously announced, the company has agreed to sell 1,129,015 shares of common stock to investment funds affiliated with Baker Brothers Investments at a price of $5.25 per share, subject to stockholder approval.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective on August 4, 2005. This offering will be made pursuant to a prospectus supplement to the registration statement. Copies of the prospectus supplement relating to this offering of common stock, when available, may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001 or via e-mail at dg.prospectus_distribution@bofasecurities.com or from CIBC World Markets Corp. via e-mail at useprospectus@us.cibc.com or by faxing (212) 667-6303.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com